Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Farmers National Banc Corp. on Form S-3D (SEC file No. 333-111905) of our report dated April 25, 2005, with respect to Farmers National Banc Corp. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this amended annual report on Form 10-K/A of Farmers National Banc Corp. for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Cleveland, Ohio
April 29, 2005